Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AptarGroup, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Other (1)	1,200,000 (2)	$118.31 (3)	$141,966,000 (3)	$110.20 per $1,000,000	$15,644.65
Total Offering Amounts					$141,966,000		$15,644.65
Total Fee Offsets							--
Net Fee Due							$15,644.65

(1) Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Represents additional shares of common stock, $0.01 par value (the “Common Stock”), of AptarGroup, Inc. (the “Company”) authorized to be issued under the AptarGroup, Inc. 2018 Equity Incentive Plan (as amended and restated effective May 3, 2023) (the “Plan”), as approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on May 3, 2023. Pursuant to Rule 416(a) under the Securities Act, the Registration Statement also registers such number of additional shares of Common Stock as may be offered pursuant to the terms of the Plan, which provides for a change in the number or class of securities to prevent dilution as a result of any share dividend, stock split, spinoff, rights offering, recapitalization through an extraordinary cash dividend or other equity restructuring.

(3) Estimated solely for the purpose of calculating the registration fee. Based on the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on May 2, 2023.